UHS Holdco, Inc.

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

November [__], 2014

[Grantee]

[Grantee Address]

Re:UHS Holdco, Inc. Option Agreement – Option Enhancements

Dear _____________:

UHS recognizes that the success of our company is closely tied with the continued and long-term efforts of our employees. During your tenure with UHS, you have been granted stock options to purchase shares of common stock of UHS Holdco, Inc. (the “Company”) because you are a key member of our team. Your grant, as evidenced by one or more Option Agreements, includes options which vest on the terms and subject to the conditions set forth in the UHS Holdco, Inc. Stock Option Plan.

To ensure that you  are rewarded for your ongoing commitment to the Company, we are pleased to announce that your [xx,000] stock options have been re-priced to a lower exercise price of $0.71 per share, which will enhance your financial reward for contributing to the Company’s future growth.

The Company’s Board of Directors has amended the existing Option Agreements to extend the expiration date of such options to be November 4, 2024 and to reset the option exercise price at $0.71 per share, which was the fair market value of the Company’s common stock on the date of the amendment as determined by the Board on November  4, 2014. The re-pricing means that any increase in the Company’s stock price from the current value of $0.71 will increase the value of your options. There is no limit on the gains you can realize – the higher we can drive the Company’s stock price, the more money your options are worth!

The specific changes to your Option Agreements are as follows: (a) The definition of “Exercise Price” set forth in Section 1 of each Option Agreement is amended to be an exercise price per share of $0.71; and (b) Section 4(a) of each Option Agreement is amended to strike the sentence “The Option shall not be exercisable in any event ten years after the date hereof.” appearing therein, and to replace it with the following sentence:  “The Option shall not be exercisable in any event after November 4, 2024.”   Except as set forth in this letter, each Option Agreement shall otherwise remain in full force and effect.

Because the changes described in this letter are beneficial to you as an option holder, your consent to the changes is not required.  Accordingly, the purpose of this letter is simply to notify you of the actions taken and to thank you for your continued service to UHS.

Very truly yours,

Gary D. Blackford

Chairman

Recap: How Do My Stock Options Work?
•	A stock option is the right (but not the obligation) to purchase a share of the company’s stock at a set exercise price.
•	The exercise price is typically equal to the fair market value of the Company’s common stock on the date the grant is made.
•	Options are “gains only” equity vehicles, meaning an option is only valuable to the extent the company’s fair market price increases from the exercise price in the future. For example:
		Original Grant	Re-priced Grant
	Exercise price	$1.00	$0.71
	Future fair market price	$1.25	$1.25
	Gain per share	$0.25	$0.54
	Total number of options granted	1,000	1,000
	Total gain	$250	$540
•	UHS stock options may be exercised at any time after they have vested and before they have expired by providing written notice to the Company.